Exhibit 5.1

August 5, 2024

WEC Energy Group, Inc.

231 West Michigan Street

P.O. Box 1331

Milwaukee, WI 53201

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by WEC Energy Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed offering from time to time, pursuant to the prospectus (the “Prospectus”) contained in the Registration Statement, of an indeterminate amount of: (1) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (2) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), to be issued in one or more series; (3) one or more new series of debt securities to be issued by the Company (each such series being hereinafter referred to as a “Series” or “Series of Debt Securities” and collectively as the “Debt Securities”); (4) depositary shares representing fractional interests in shares of the Preferred Stock (the “Depositary Shares”); (5) purchase contracts to purchase Debt Securities, shares of the Common Stock or shares of the Preferred Stock (the “Purchase Contracts”); and (6) units comprised of one or more of shares of the Common Stock, shares of the Preferred Stock, Debt Securities, Depositary Shares, Purchase Contracts or debt securities of third parties, including U.S. treasury securities (the “Units”). The Common Stock, the Preferred Stock, the Debt Securities, the Depositary Shares, the Purchase Contracts and the Units are referred to together herein as the “Securities.”

As Vice President and Deputy General Counsel of WEC Business Services LLC, I have examined (i) the Registration Statement, (ii) the Restated Articles of Incorporation of the Company, as amended (the “Restated Articles of Incorporation”), and the Bylaws of the Company, as amended to January 19, 2023 (the “Bylaws”), (ii) the Indenture dated as of March 15, 1999 (including, as exhibits, forms of Registered Security and Bearer Security thereunder) between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as Trustee (the “Indenture”), providing for the issuance of the Debt Securities from time to time in one or more Series, pursuant to the terms of one or more resolutions or supplemental indentures creating such Series (“Securities Resolution(s)”), (iii) corporate proceedings of the Company relating to the Registration Statement and the Securities, and (iv) such other documents and records, and such matters of law, as I have deemed necessary or advisable for the purposes of this opinion.

On the basis of the foregoing, I advise you that, in my opinion:

1.         The Company is validly existing as a corporation in active status under the laws of the State of Wisconsin.

2.         When (a) the Board of Directors of the Company (the “Board of Directors”) or a duly authorized committee thereof shall have taken all necessary corporate action to approve the issuance of the Common Stock in accordance with the Restated Articles of Incorporation, the Bylaws and the Wisconsin Business Corporation Law (the “WBCL”), which corporate action shall remain in full force and effect at all times during which the Common Stock is offered and sold by the Company, and (b) certificates representing the Common Stock shall have been duly executed, countersigned, registered and delivered to the purchasers thereof or the Common Stock shall have been issued without certificates, in either case against payment of the agreed upon consideration by the purchasers thereof as contemplated by the Registration Statement, the Prospectus and any prospectus supplement related thereto, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

3.         When (a) the Board of Directors or a duly authorized committee thereof shall have taken all necessary corporate action to approve the issuance of the Preferred Stock and to establish the terms and conditions thereof in accordance with the Restated Articles of Incorporation, the Bylaws and the WBCL, which corporate action shall remain in full force and effect at all times during which such Preferred Stock is offered and sold by the Company, (b) articles of amendment to the Restated Articles of Incorporation establishing the designations, preferences and rights of the series of the Preferred Stock being issued shall have been duly filed with the Wisconsin Department of Financial Institutions, and (c) certificates representing the Preferred Stock shall have been duly executed, countersigned, registered and delivered to the purchasers thereof or the Preferred Stock shall have been issued without certificates, in either case against payment of the agreed upon consideration by the purchasers thereof as contemplated by the Registration Statement, the Prospectus and any prospectus supplement related thereto, the Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

4.         When (a) the final terms of the Series of Debt Securities have been established pursuant to a Securities Resolution which has been duly adopted, or if in the form of a supplemental indenture, duly executed and delivered by the Company and the Trustee, and (b) the Debt Securities have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof as contemplated by the Registration Statement, the Prospectus and any prospectus supplement related thereto, the Debt Securities will constitute legally issued, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof and will be entitled to the benefits of the Indenture, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

I am a member of the bar of the State of Wisconsin and do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Wisconsin.

I consent to (a) the filing of this opinion with the SEC as an exhibit to the Registration Statement, and (b) the references made to me under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Joshua M. Erickson
Joshua M. Erickson
Vice President and Deputy General Counsel
WEC Business Services LLC